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                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES A PREFERRED STOCK
                                       OF
                           WIRE ONE TECHNOLOGIES, INC.


         WIRE ONE TECHNOLOGIES, INC. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority contained in Article FOURTH of its Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of two thousand two hundred (2,500) shares of Series A Preferred Stock of the Company, as follows:

                  RESOLVED, that the Company is authorized to issue 2,500 shares of Series A Preferred Stock (the "Preferred Shares"), par value $.0001 per share, which shall have the following powers, designations, preferences and other special rights:

         1. Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 1.

                  (a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                      (i) "Alternative Conversion Price" means, on any Conversion Date, the higher of (i) seventy percent (70%) of the Conversion Price then in effect or (ii) the Market Price, subject to adjustment as provided herein.

                      (ii) "Closing Sale Price" means, for any security as of any date, the last closing trade price for such security at 4:00 p.m. Eastern Standard Time on the Nasdaq National Market as reported by Bloomberg, or, if the Nasdaq National Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security at 4:00 p.m. Eastern Standard Time on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security at 4:00 p.m. Eastern Standard Time in the over-the-counter market on the electronic


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         bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid and ask prices of such security as reported by Bloomberg, or, if no bid or ask prices are reported for such security by Bloomberg, the average of the bid and ask prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Company.

                      (iii) "Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination, $7.00 per share, subject to adjustment as provided herein.

                      (iv) "Issuance Date" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

                      (v) "Mandatory Conversion Date" means the date which is the earlier of (i) the consummation of the company's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $12.00 per share (adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like after the date hereof) and the aggregate gross proceeds to the Company is not less than $40,000,000 or (ii) the conclusion of a 20 consecutive trading day period where the Closing Sale Price of the Company's Common Stock equals or exceeds $12.50.

                      (vi) "Market Price" means, with respect to any security for any period, that price which shall be computed as the arithmetic average of the Closing Sale Prices for such security during the 20 consecutive trading days immediately preceding such date of determination. (All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period).

                      (vii) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                      (viii) "Stated Value" means $7,000 per share.

                  (b) Holder's Conversion Right; Mandatory Conversion. Subject to the provisions of Section 1(d) below, at any time or times on or after June __, 2000, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 1(e), at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Mandatory Conversion Date, then all such Preferred Shares shall, automatically without any action on the part of the Company or the holders of the Preferred Shares, be converted at the Conversion Rate as of such date in accordance with Section 1(e). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof)


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issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                  (c) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 1(b) shall be determined by dividing the Stated Value by the Conversion Price (the "Conversion Rate").

                  (d) Limitations on Conversion.

                      (i) The Company shall not effect any conversion of Preferred Shares and no holder of Preferred Shares shall have the right to convert any Preferred Shares pursuant to Section 1(b) to the extent that after giving effect to such conversion such Person (together with such Person's affiliates) (A) would beneficially own in excess of 4.99% of the outstanding shares of the Common Stock following such conversion and (B) would have acquired, through conversion of Preferred Shares or otherwise, in excess of 4.99% of the outstanding shares of the Common Stock following such conversion during the 60-day period ending on and including such Conversion Date (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates or acquired by a Person and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted Preferred Shares beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 1(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary contained herein, each Conversion Notice (as defined below) shall constitute a representation by the holder submitting such Conversion Notice that, after giving effect to such Conversion Notice,
         (A) the holder will not beneficially own (as determined in accordance with this Section 1(d)(i)) and (B) during the 60-day period ending on and including such Conversion Date, the holder will not have acquired, through conversion of Preferred Shares or otherwise, a number of shares of Common Stock in excess of 4.99% of the outstanding shares of Common Stock as reflected in the Company's most recent Form 10-Q or Form 10-K, as the case may be, or more recent public press release or other public notice by the Company setting forth the number of shares of Common Stock outstanding, but after giving effect to conversions of Preferred Shares by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

                      (ii) The Company shall not effect any mandatory conversion of Preferred Shares unless and until the registration statement (the "Registration


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

         Statement") covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and the original purchasers of the Preferred Shares (the "Registration Rights Agreement") is declared effective by the Securities and Exchange Commission (the "SEC").

                  (e) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

                      (i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Standard Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company's designated transfer agent (the "Transfer Agent") with a copy thereof to the Company and (B) surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

                      (ii) Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall promptly send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, the Transfer Agent shall, no later than the second business day following the date of receipt (or the third business day following the date of receipt if received after 11:00 a.m. local time of the Transfer Agent), (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Transfer Agent shall, as soon as practicable and in no event later than three business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                      (iii) Dispute Resolution. In the case of a dispute as to the determination of the Market Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within two (2) business days of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Market Price or arithmetic calculation of the Conversion Rate within two (2) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within two (2) business days submit via facsimile (A) the disputed determination of the Market Price to an independent, reputable investment bank selected by the Company or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than five (5) business days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                      (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                      (v) Pro Rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the total number of Preferred Shares submitted for conversion on such date.

                      (vi) Mechanics of Mandatory Conversion. On the Mandatory Conversion Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Transfer Agent and all outstanding Preferred Shares shall be converted as of such date as if the holders of such Preferred Shares had given the Conversion Notice for all such shares on the Mandatory Conversion Date; provided that the Mandatory Conversion Date shall be extended for any Preferred Shares for as long as the conversion of such Preferred Shares would violate the provisions of Section 1(d).

                  (f) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

                  (g) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 1(g).

                      (i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date of the Preferred Shares, the Company issues or sells, or in accordance with this Section 1(g) is deemed to have issued or sold, any shares of Common Stock, (excluding shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined below) or upon conversion of the Preferred Shares) for a consideration per share less than the Conversion Price in effect immediately prior to such time, then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such issuance or sale and (y) the quotient of (1) the sum of
         (I) the product of the Conversion Price and the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale and (II) the consideration, if any, received by the Company upon such issuance or sale, divided by (2) the product of
         (I) the Conversion Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. For purposes of determining the adjusted Conversion Price under this
         Section 1(g)(i), the following shall be applicable:

                           (A) Issuance of Options. If the Company in any manner
                  grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Option is less than the Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 1(g)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities. Upon the expiration or termination of any unexercised Option, such Conversion Price shall be readjusted to such amount as would have obtained had the adjustment made upon the granting or issuance of such Option been made based upon the issuance of only the number of shares of Common Stock actually issued on exercise of such Option. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 1(g)(i)(A) to the extent that such adjustment is based solely on the fact that the Convertible Securities issuable upon exercise of such Option are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock.

                           (B) Issuance of Convertible Securities. If the
                  Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange thereof is less than the Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the

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                  Company at the time of the issuance of sale of such
                  Convertible Securities for such price per share. For the purposes of this Section 1(g) (i) (B), the "price per share for which one share of Common Stock is issuable upon such conversion or exchange" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 1(g)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale. Upon the expiration of any rights of conversion or exchange under such Convertible Securities, such Conversion Price shall be readjusted to such amount as would have obtained had the adjustment made upon the granting or issuance of such Convertible Securities been made based upon the issuance of only the number of shares of Common Stock actually issued on conversion of such Convertible Securities. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 1(g)(i)(B) to the extent that such adjustment is based solely on the fact that such Convertible Securities are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock.

                           (C) Change in Option Price or Rate of Conversion. If
                  the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 1(g)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

                           (D) Record Date. If the Company takes a record of the
                  holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration

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                  of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                           (E) Certain Definitions. For purposes of this Section
                  1(g)(i), the following terms have the respective meanings set forth below:

                               (I) "Approved Stock Plan" shall mean any employee
benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director, consultant or other service provider for services provided to the Company.

                               (II) "Common Stock Deemed Outstanding" means, at
any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 1(g)(i)(A) and 1(g)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

                               (III) "Options" means any rights, warrants or
options to subscribe for or purchase Common Stock or Convertible Securities.

                               (IV) "Convertible Securities" means any stock or
securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

                      (ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. If, at any time or from time to time, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or any Convertible Securities, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, a provision shall be made so that the holder of the Preferred Shares shall receive upon exercise thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that it would have received if (A) the Preferred Shares had been converted into Common Stock on the date of such event and (B) it had thereafter retained such securities and all rights and distributions relating to them.

                      (iii) Adjustment of Conversion Price Upon Major Corporate Event Announcement. In the event (A) the Company makes a public announcement that it intends to consolidate or merge with or into another Person or engage in a business

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         combination involving the issuance or exchange of more than thirty percent (30%) of the Company's outstanding Common Stock, (B) the Company makes a public announcement that it intends to sell or transfer all or substantially all of the Company's assets, or (C) any Person (including the Company) publicly announces a purchase, tender or exchange offer for more than thirty percent (30%) of the Company's outstanding Common Stock (the transactions described in clauses (A), (B) and (C) above are hereinafter referred to as "Major Corporate Events" and the date of the announcement referred to in clause (A), (B) or (C) is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through and including the Adjusted Conversion Price Termination Date (as defined below), be equal to the Conversion Price which would have been applicable for a conversion by the holder on the Announcement Date. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in Section 1(c). For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed Major Corporate Event for which a public announcement as contemplated by this
         Section 1(g)(iii) has been made, the date upon which the Company or other Person (in the case of clause (C) above) consummates or publicly announces the termination or abandonment of the proposed Major Corporate Event which was the subject of the previous public announcement.

                      (iv) Holder's Right of Alternative Conversion Price. From and after June __, 2001, a holder of Preferred Shares shall have the right, but not the obligation, in its sole discretion to substitute the Alternative Conversion Price for the Conversion Price upon conversion of any Preferred Shares by designating in the Conversion Notice delivered upon conversion of such Preferred Shares that solely for purposes of such conversion the holder is relying on the Alternative Conversion Price rather than the Conversion Price then in effect. A holder's election to rely on an Alternative Conversion Price for a particular conversion of Preferred Shares shall not obligate the holder to rely on an Alternative Conversion Price for any future conversions of Preferred Shares.

                      (v) Other Events. If any event occurs of the type contemplated by the provisions of this Section 1(g)(v) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 1(g)(v).

                      (vi) Notices.

                           (A) Promptly upon any adjustment of the Conversion
                  Price, the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                           (B) The Company will give written notice to each
                  holder of Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                           (C) The Company will also give written notice to each
                  holder of Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

         2. Other Rights of Holders.

                  (a) Reorganization. Reclassification, Consolidation. Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change" Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and otherwise satisfactory to the holders of a majority of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

                  (b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         3. Redemption at Option of Holders.

                  (a) Redemption Option Upon Triggering Event or Major Transaction. In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event or upon consummation of a Major Transaction (each, as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to one hundred and ten percent (110%) of the Stated Value ("Redemption Price").

                  (b) "Triggering Event". A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                      (i) the Registration Statement is not declared effective by the SEC on or before one hundred eighty (180) days after the Issuance Date;

                      (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder of Preferred Shares;

                      (iii) the suspension from trading or failure of the Common Stock to be listed on the Nasdaq National Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of five (5) consecutive trading days (excluding disruptions from business announcements that result in any halt(s) in trading of not more than three (3) days on each occasion) and other than as a result of the suspension of trading in securities on such market in general;

                      (iv) the Company's or the Transfer Agent's notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is properly tendered in accordance with the provisions of this Certificate of Designations, or the failure of the Transfer Agent to comply with a Conversion Notice properly tendered in accordance with the provisions of this Certificate of Designations within 10 business days after the receipt by the Transfer Agent of the Conversion Notice;

                      (v) upon the Company's receipt of a Conversion Notice, the Company shall not be obligated to issue the Conversion Shares due to the provisions of Section 9;

                      (vi) the Company breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement between the Company and the initial holders of the Preferred Shares (the "Securities Purchase Agreement"), the Registration Rights Agreement, this Certificate of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 10 days; or

                      (vii) any of the Preferred Shares have not been converted into Common Stock of June __, 2003.

                  (c) "Major Transaction." A "Major Transaction" shall be deemed to have occurred at such time as any of the following events:

                      (i) the consolidation, merger or other business combination of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of exchanging the jurisdiction of incorporation of the Company) involving the issuance, exchange or sale of more than thirty (30%) of the shares of Common Stock then outstanding;

                      (ii) the sale or transfer of more than 50% of the Company's assets; or

                      (iii) a purchase, tender or exchange offer made to the holders of more than thirty percent (30%) of the outstanding shares of Common Stock.

                  (d) Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within three (3) business days after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and/or overnight courier ("Notice of Triggering Event") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem all of the Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Triggering Event") to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Preferred Shares that such holder is electing to redeem and (ii) the Redemption Price.

                  (e) Mechanics of Redemption at Option of Buyer Upon Major Transaction. No sooner than 15 days nor later than 10 days prior to the consummation of a Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Major Transaction") to each holder of Preferred Shares, which notice shall include a detailed description of the Major Transaction and the date by which a holder receiving a Notice of Major Transaction must provide the Company with notice of its intent to exercise its redemption rights hereunder (which date shall not be sooner than five business days after the date of the Notice of Major Transaction (the "Major Transaction Response Date")). The Company shall publicly disclose the material facts of such Major Transaction prior to or concurrently with providing the Notice of Major Transaction, such public disclosure to be made not later than 10 days prior to the consummation of such Major Transaction. At any time after receipt of a Notice of Major Transaction and prior to the Major Transaction Response Date (or, in the event a Notice of Major Transaction is not delivered at least 10 days prior to a Major Transaction, at any time prior to the consummation of a Major Transaction) any holder of Preferred Shares then outstanding may require the Company to redeem all of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Major Transaction") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Preferred Shares that such holder is electing to redeem and (ii) the Redemption Price.

                  (f) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Major Transaction or a Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such notices and each holder which has sent such a notice shall promptly submit to the Transfer Agent such holder's Preferred Stock Certificates which such holder has elected to have redeemed. The Company shall deliver the applicable Redemption Price to such holder within five (5) business days after the Company's receipt of a Notice of Redemption at Option of Buyer Upon Triggering Event or Notice of Redemption at Option of Buyer Upon Major Transaction; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares.

                  (g) Disputes; Miscellaneous. In the event of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 1(e)(iii) above with the term "Closing Sale Price", as the case may be, being substituted for the term "Market Price" and the term "Redemption Price" being substituted for the term "Conversion Rate". In the event of a redemption pursuant to this
Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a certificate representing the remaining Preferred Shares which have not been redeemed.

         4. Dividends. The Company shall not be required to declare or pay a dividend on the Preferred Shares, except as set forth in this Section 4. Dividends on the Preferred Shares shall be payable when, as and if declared by the Board of Directors and shall not be cumulative. No cash dividend or other distribution (other than a stock dividend giving rise to an adjustment under Section 1(g) hereof) shall be paid, or declared and set apart for payment, on any share of any series of preferred stock ranking junior to the Preferred Shares or on any Common Stock, unless a pro rata cash dividend or other distribution is paid, or declared and set apart for payment, with respect to all outstanding Preferred Shares based on the number of shares of Common Stock into which such Preferred Shares are convertible pursuant to Section 1 hereof as of the record date for determination of the holders of capital stock of the Company entitled to such dividend or distribution. In the event of the conversion of any Preferred Shares pursuant to Section 3 hereof, all accrued and unpaid dividends on such Preferred Shares shall be paid in cash unless any holder thereof, by written notice to the Company, requests that such dividends be converted into Common Stock, the amount of such accrued but unpaid dividends on such Preferred Shares shall be taken into account in determining the number of shares of Common Stock into which such Preferred Shares are convertible, as provided in Section 1(c) hereof.

         5. Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.

         6. Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designations.

         7. Liquidation. Dissolution. Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Stated Value of such Preferred Share (the "Liquidation Preference"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. In addition to the receipt of the Liquidation Preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive Liquidation Funds distributed to holders of Common Stock, after the Liquidation Preference has been paid, to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversions herein or elsewhere) and had held such shares of Common Stock on the record date for such distribution of the remaining Liquidation Funds. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

         8. Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that ranks senior to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

         9. Limitation on Number of Conversion Shares. The Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon Conversion of the Preferred Shares (the "Exchange Cap") without breaching the Company's obligations under the rules or regulations of the Nasdaq National Market, or the market or exchange where the Common Stock is then traded, except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Nasdaq National Market, or the market or exchange where the Common Stock is then traded (or any successor rule or regulation), for issuances of Common Stock in excess of such amount or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "Purchasers") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the "Cap Allocation Amount"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's

Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

         10. Vote to Change the Terms of Preferred Shares. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

         11. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

         12. Remedies. Characterizations, Other Obligations. Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief); no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         13. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the Buyer and shall not be construed against any person as the drafter hereof.

         14. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations, Preferences and Rights of Series A Preferred Stock to be signed by Richard Reiss, its President and Chief Executive Officer, as of the 14th day of June 2000.

                                        WIRE ONE TECHNOLOGIES, INC.



                                        By:    /s/ Richard Reiss
                                               --------------------------
                                               Name:  Richard Reiss
                                               Title:  President and CEO

                                    EXHIBIT I

                                     ISSUER
                                CONVERSION NOTICE


Reference is made to the Certificate of Designations, Preferences and Rights of WIRE ONE TECHNOLOGIES INC. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of SERIES A PREFERRED STOCK, par value $.0001 per share (the "Preferred Shares"), of WIRE ONE TECHNOLOGIES INC., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.0001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

          Date of Conversion:        ___________________________________________

          Number of Preferred Shares to be converted: __________________________

          Stock certificate no(s). of Preferred Shares to be converted: ________

 Please confirm the following information:

          Conversion Price:          ___________________________________________

          Number of shares of Common Stock to be issued: _______________________

Is the Alternative Conversion Price being relied on pursuant to Section 1(g)(iv)
of the Certificate of Designations? (check one) YES________       NO_________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

          Issue to:                               ______________________________

                                                  ______________________________

                                                  ______________________________


          Facsimile Number:                       ______________________________


          Authorization:                          ______________________________

                                                  By:___________________________

                                                  Title:________________________


          Dated:                                  ______________________________


          Account Number:
            (if electronic book entry transfer):  ______________________________


          Transaction Code Number
            (if electronic book entry transfer):  ______________________________